Exhibit 10.24
AMENDMENT OF EMPLOYMENT AGREEMENT

This AMENDMENT OF EMPLOYMENT AGREEMENT (this “Amendment”), dated as of January 1, 2025 (the “Effective Date”), by and between [Company Name] (the “Company”), and [Executive] (the “Executive” and, together with the Company, the “Parties”).

WHEREAS, the Company and the Executive entered into an Employment Agreement on or about [Date] (the “Agreement”).

WHEREAS, the Company wishes to amend certain severance benefits upon termination of employment.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.Section 5(c)(iv)(c) of the Agreement is hereby amended in its entirety to read as follows:

“Subject to subsection (viii), any outstanding performance share award, which vests in whole or in part based on attainment of performance objectives (each, a “Performance-Based Award”), and for which the service period (the “Service Period”), as set forth in the applicable award agreement evidencing the Performance-Based Award (the “Performance Award Agreement”), has not been satisfied prior to the Executive’s termination of employment, shall, as of the end of the Service Period, become vested with respect to a number of shares (if any) that would have vested had the Executive continued in employment or service for a period of twelve months following the termination date, based on the level of attainment of the performance objectives as determined in accordance with the Performance Award Agreement. Any shares that vest under this subsection (iv)(c) shall be issued as soon as practicable following completion of the Service Period but in no event later than the fifteenth day of the third calendar month following the end of the Service Period.”

2.Section 5(c)(v)(c) of the Agreement is hereby amended in its entirety to read as follows:

“Subject to subsection (viii), any outstanding Performance-Based Award shall, upon such termination, become vested with respect to the number of shares (if any as determined under the Performance Award Agreement) then subject to the award. Any shares that vest under this subsection (v)(c) shall be issued within sixty days following such termination.”

3.Section 11[(j)][(k)] of the Agreement is hereby amended in its entirety to read as follows:

“Clawback. This Agreement and any incentive compensation payable to the Executive shall be subject to the Company’s Compensation Clawback Policy, any other applicable clawback or recoupment policies and other policies that may be implemented by the Board from time to time with respect to officers of the Company.”

4.Except as modified by this Amendment, all the terms and provisions of the Agreement shall continue in full force and effect.

5.This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first above written.

COMPANY NAME

By:
Name:
Title:

EXECUTIVE

By: